Exhibit 10.1

Term Sheet

This term sheet (this “Term Sheet”) dated as of April 17, 2024 (the “Effective Date”) sets forth the terms and conditions pursuant to which Nature’s Miracle Holding Inc., a Delaware corporation (the “Acquirer” or “NMHI”), or any of its affiliates shall Agrify Corporation, a Nevada corporation (the “Acquiree” or “AGFY”), or any of its affiliates. The execution of the Merger Agreement and the completion of the Merger (each as defined below) is subject to the completion mutually satisfactory due diligence in the parties’ respective sole discretion, applicable board and shareholder approvals, and the execution and delivery of definitive transaction documentation (the “Definitive Documentation”).

Summary of the Transaction

Acquiree	Agrify Corporation (NASDAQ: AGFY)
Acquirer	Nature’s Miracle Holding Inc. (NASDAQ: NMHI; NMHIW)
Transaction Summary

NMHI will acquire AGFY in a reverse triangular merger transaction in which a merger subsidiary of NMHI shall merge with and into AGFY, with AGFY as the surviving entity, of which results in NMHI wholly owning AGFY (the “Merger”). NMHI, the Merger Sub, and AGFY will enter into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides that NMHI will issue a certain number of shares of its common stock to the shareholders of AGFY in exchange for 100% of the outstanding shares of common stock of AGFY. The structure of the acquisition of AGFY may change subject to due diligence and tax analysis.

Share Exchange Information

Each AGFY shareholder shall receive 0.45 share of NMHI stock post-merger. Based on the fully diluted shares outstanding of 15,174,501 (including warrants) and NMHI closing price of $0.93 as of April 16, 2024, AGFY equity is valued at $6,350,529 or $0.4185 per share.

Terms of the Transaction

Merger Consideration Shares

Upon closing of the Merger, the AGFY shares issued and outstanding shall be canceled and each shareholder of AGFY is expected to receive approximately 0.45 NMHI shares in exchange for one share of AGFY (the “Merger Consideration Shares”), subject to completion of due diligence and customary adjustments.

Merger Agreement	The Merger Agreement is expected to be executed on or before May 15, 2024, subject to the approval of the board of directors of NMHI and AGFY and satisfactory completion of mutual due diligence.

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Term Sheet

Key Management Personnel

Upon closing of the Merger, Raymond Chang shall be the President of the Agrify division of NMHI.

The key management (the “Key Management”) of Acquiree consists of the following individuals:

David Kessler;

Kelly Gibbs;

Brian Towns;

Alex Cergnul; and

Raymond Chang.

The compensation to be paid to the Key Management shall be approved by NMHI.

Board of Directors

Following the Merger, the board of directors of NMHI shall consist of seven (7) individuals, two (2) of whom shall be former AGFY board members, of which one shall qualify as an independent director under the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

Closing of the Transaction

Subject to the Closing Conditions, the closing of the transaction is expected to occur no later than six (6) months following the execution of the Merger Agreement, subject to any agreed upon extension by the parties hereto.

Registration & Lock-up	All of the Merger Consideration Shares shall be registered in the registration statement on Form S-4. Each Key Management’s Merger Consideration Shares shall be subject to a three (3)-month lock-up.
Covenants	The Definitive Documentation will include standard negative and affirmative pre-closing and post-closing covenants and conditions.

Other Conditions

Fees and Expenses

Each party hereto shall pay for its own fees and expenses in relation to the transactions proposed in this Term Sheet and the negotiation and preparation hereof, including without limitation the due diligence fees, accounting and legal fees, and any other fees or expenses associated thereof.

Purchase Transaction

Within 10 days of the Effective Date, the Acquirer and the Acquiree will enter into a purchase order for the purchase of horticultural LED lighting goods from the Acquiree with a total purchase price of $500,000 subject to the payment terms agreed to by the parties. Before close of the merger, the Acquirer agrees to purchase a minimum of $750,000 LED lights from Acquiree including the $500,000 purchase order aforementioned.

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Term Sheet

Conditions Precedent to the Consummation of the Merger	Customary conditions precedent to the completion of the Merger shall include the following, which is not exhaustive:

●	the execution of the Definitive Documentation for the transactions contemplated by the Merger (of which the Merger Agreement shall include the provisions of customary representations and warranties by the Acquiree and the Acquirer), legal opinions, and closing certificates acceptable to the Acquirer and the Acquiree;

●	the Acquiror shall have reached agreements with GIC Acquisition, LLC and CP Acquisition LLC regarding the terms of the purchase of the AGFY notes they are holding, respectively;

●	compliance by the Acquiree with all applicable regulatory, governmental, and corporate requirements;

●	the completion of business, legal, and financial due diligence by both parties prior to signing the Definitive Documentation;

●	approval of the Board of Directors of the Acquiree;

●	approval of the Board of Directors of NMHI;

●	receipt by the Board of Directors of the Acquiree of a customary fairness opinion that the transaction is fair, from a financial point of view, to the shareholders of the Acquiree;

●	receipt by the Board of Directors of the Acquirer of a customary fairness opinion that the transaction is fair, from a financial point of view, to the shareholders of the Acquirer;

●	approval of the shareholders of the Acquiree and the requisite number of days shall have elapsed after shareholder approval;

●	approval of the shareholders of the Acquirer (if required pursuant to the rules and regulations of Nasdaq);

●	approval of the stockholders of NMHI if required;

●	the filing of all reports of the Acquiree that are required to be filed with the Securities and Exchange Commission (“SEC”);

●	the absence of any pending or threatened injunction, order or law promulgated by any governmental entity that would reasonably be expected to enjoin or otherwise prohibit the Merger;

●	compliance by NMHI with all applicable Nasdaq rules and the receipt of any required Nasdaq approval; and

●	the declaration of effectiveness by the SEC of the registration statement on Form S-4 filed in connection with the transactions contemplated by the Merger.

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Term Sheet

Confidentiality

Except as required by applicable securities law, and without prejudice to any non-disclosure or confidentiality agreement between the Acquiree and the Acquirer, each of the Acquiree and the Acquirer agrees to keep confidential and not to disclose to any person or entity the contents of this Term Sheet and/or the fact that discussions or negotiations are taking place or have taken place between the Acquiree and the Acquirer in connection with the proposed transactions described herein provided that the Acquiree and the Acquirer may disclose such confidential information to their respective attorneys, accountants, advisors and consultants for the sole purpose of evaluation the transactions contemplated by this Term Sheet, and such other parties shall agree to keep such information confidential to the same degree as the receiving party. Notwithstanding anything to the contrary herein, it is agreed that AGFY and NMHI can each release a press release disclosing the execution of this Term Sheet and the terms of this Term Sheet. Furthermore, each of NMHI and AGFY may file an 8-K with the Securities and Exchange Commission describing the terms of this Term Sheet and including this Term Sheet as an exhibit to the 8-K.

Exclusivity

The parties hereto acknowledge that following the execution of this Term Sheet, each party anticipates the incurrence of substantial costs and the expenditure of substantial efforts in the conduct of its due diligence investigation of the other party and its business, and the preparation and negotiation of the Definitive Documentation. In consideration of the parties’ incurrence of costs and expenditure of such efforts, each of NMHI and AGFY agrees that, from the date of this Term Sheet until the earlier of (i) the Expiration Date, and (ii) the termination of this Term Sheet (the “Exclusivity Period”), such party will not, and will cause its officers, directors, employees, other affiliates, agents, and others not to, initiate, encourage (including by way of furnishing any non-public information concerning the other party), solicit, conduct, or continue any negotiations or discussions with or enter into any agreement with any third party (other than the other party to this Term Sheet) relating to the acquisition of all or any portion of such party or any of its assets (whether by merger, share purchase, asset purchase, lease, exclusive license, or otherwise).

Access

During the Exclusivity Period, each of AGFY and NMHI will operate only in the ordinary course, consistent with past practices, and will provide the other party and its advisors and representatives, at reasonable times and upon reasonable notice, with access to its (i) properties, books, records, accounts, and documents, (ii) employees, agents, and advisors, and (iii) customers, vendors, sales representatives, and others having significant relationships with AGFY or NMHI, as applicable. Each party agrees to honor all requests of the other party and its advisors and representatives for other information and materials that relate to such party and its business.

Public Disclosure

So long as this Term Sheet is in effect, neither parties hereto will, and shall cause their respective subsidiaries not to, disseminate any press release or other public announcement or disclosure concerning this Term Sheet or the transactions contemplated by this Term Sheet, except as may be required by applicable law or the rules of a recognized securities exchange, including Nasdaq, without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, without the prior written consent of the other party, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other party.

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Term Sheet

Term and Termination

This Term Sheet shall become effective upon the Effective Date and will remain in effect until May 15, 2024 (the “Expiration Date”) or earlier terminated as set forth below.

This Term Sheet shall be terminated upon the earlier of (i) the Expiration Date, (ii) at any time by mutual written agreement or notice of the parties hereto, or (iii) the execution of the Merger Agreement.

Governing Law and Binding Effect

This Term Sheet shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any applicable conflicts of law.

No legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Related Proceeding”) may be commenced, prosecuted, or continued in any court other than the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, which courts (collectively, the “Specified Courts”) shall have jurisdiction over the adjudication of any Related Proceeding, and the parties to this Term Sheet hereby irrevocably consent to the exclusive jurisdiction the Specified Courts and personal service of process with respect thereto. The parties to this Term Sheet hereby irrevocably waive any objection to the laying of the venue of any Related Proceeding in the Specified Courts and irrevocably waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

Each of the parties hereto agrees to act in good faith and on an exclusive basis to prepare and negotiate the Definitive Documentation with respect to matters referred to herein, based upon this Term Sheet. It is understood that this Term Sheet does not contain all matters upon which agreement must be reached in order for the proposed transaction to be consummated.

This Term Sheet constitutes a binding agreement subject to the completion of mutually satisfactory due diligence, board and shareholder approval, and negotiation and execution of definitive agreements that will detail all terms and conditions of the transaction, including, without limitation, a customary fairness opinion that the transaction is fair.

Amendment	This Term Sheet may only be modified by mutual consent of the parties hereto.
Counterparts

This Term Sheet may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one document. A signed copy of this Term Sheet delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Term Sheet.

By executing this Term Sheet, the Acquiree and the Acquirer represent and warrant that this term sheet has been duly authorized, executed, and delivered.

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Term Sheet

[SIGNATURE PAGE TO TERM SHEET]

Nature’s Miracle Holding Inc.

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chairman of the Board and
Chief Executive Officer

Agrify Corporation

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Chief Executive Officer

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